EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Bonus Plan of Live Nation, Inc. of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Live Nation, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Live Nation, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 2, 2009